EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-                    ) pertaining to the Newell Rubbermaid Inc. 2010 Stock Plan of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedule of Newell Rubbermaid Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Newell Rubbermaid Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young

May 19, 2010

Atlanta, Georgia